Exhibit 3.1

Filed in the office of Ross Miller Secretary of State State of Nevada Document Number 20120595118-74 Filling Date and Time 08/28/2012 3:06 PM Entity Number E0462592008-9 1. Name of Nevada entity as last recorded in this office: 3. Indicate what changes have been made by checking the appropriate box:* The entity name has been amended. The purpose of the entity has been amended. The authorized shares have been amended. The directors, managers or general partners have been amended. IRS tax language has been added. Articles have been added. Articles have been deleted. Other. The articles or certificate have been amended as follows: (provide article numbers, if available) ABOVE SPACE IS FOR OFFICE USE ONLY USE BLACK INK ONLY - DO NOT HIGHLIGHT (Pursuant to NRS 78.403, 82.371, 86.221, 87A, 88.355 or 88A.250) Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS) This Form is to Accompany Restated Articles or Amended and Restated Articles of Incorporation (This form is also to be used to accompany Restated Articles or Amended and Restated Articles for Limited-Liability Companies, Certificates of Limited Partnership, Limited-Liability Limited Partnerships and Business Trusts) * This form is to accompany Restated Articles or Amended and Restated Articles which contain newly altered or amended articles. The Restated Articles must contain all of the requirements as set forth in the statutes for amending or altering the articles for certificates. This form must be accompanied by appropriate fees. IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected. Nevada Secretary of State Restated Articles Revised: 8-31-11 The registered agent has been changed. (attach Certificate of Acceptance from new registered agent) ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov Restated Amended and Restated 2. The articles are: (mark only one box) Please entitle your attached articles "Restated" or "Amended and Restated," accordingly. The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate. No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on: 4. Effective date and time of filing: (optional) Date: Time: (must not be later than 90 days after the certificate is filed) *090501* *090501* Prospect Global Resources Inc. Article IX (now Article X) NV013 - 10/18/2011 C T System Online

SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

PROSPECT GLOBAL RESOURCES INC.

RECITALS

WHEREAS, Prospect Global Resources, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Nevada, does hereby certify as follows:

1.             The Corporation filed its original Articles of Incorporation with the Secretary of State of Nevada on July 22, 2008 as Document No. 00001946018-59 and the Corporation was assigned Entity Number E0462592008-9.

2.             The Corporation filed its Amended and Restated Articles of Incorporation with the Secretary of State of Nevada on February 14, 2011 as Document No. 20110110431-94, amending and restating the Articles of Incorporation in their entirety.

WHEREAS, the board of directors and the shareholders of the Corporation have determined it to be in the best interest of the Corporation to amend and restate the Amended and Restated Articles of Incorporation, including increasing the Corporation’s authorized shares of capital stock; and

WHEREAS, the vote by which the shareholders holding shares in the Corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the Amended and Restated Articles of Incorporation, have voted in favor of the amendment.

ARTICLE I

NAME

The name of the corporation shall be Prospect Global Resources Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE

The name of the registered agent and the street address of the registered office in the State of Nevada where process may be served upon the Corporation is The Corporation Trust Company of Nevada, 311 S. Division Street, Carson City, NV 89703.  The Corporation may,

from time to time, in the manner provided by law, change the registered agent and registered office within the State of Nevada.  The Corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.

ARTICLE III

AUTHORIZED CAPITAL STOCK

Section 1.              Authorized Shares.

(a)           The total number of shares of capital stock which the Corporation shall have authority to issue is 300,000,000 shares of common stock, $0.001 par value per share (“Common Stock”), and 100,000,000 shares of preferred stock, $0.001 par value per share (“Preferred Stock”).

Section 2.              Common Stock.

(a)           Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation (as defined below), the holders of Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

Section 3.              Preferred Stock.

(a)           The Board of Directors is expressly granted authority to issue shares of Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such series (a “Preferred Stock Designation”) and as may be permitted by the Nevada Revised Statutes (“NRS”).  The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

ARTICLE IV

DIRECTORS

Section 1.              Number of Directors.  The members of the governing board of the Corporation are styled as directors.  The Board of Directors shall be elected in such manner as shall be provided in the Amended and Restated Bylaws of the Corporation. The number of directors may be changed from time to time in such manner as shall be provided in the Amended and Restated Bylaws of the Corporation.

ARTICLE V

PURPOSE

The purpose of the Corporation shall be to engage in any lawful business for which corporations may be organized under NRS Chapter 78.

ARTICLE VI

LIMITATIONS ON LIABILITY

No director shall be personally liable to the Corporation, any of its stockholders or its creditors for money damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the NRS as the same exists or may hereafter be amended.  If the NRS is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the NRS, as so amended.  Any repeal or modification of this Article VI shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

ARTICLE VII

INDEMNIFICATION

Section 1.              Expenses for Actions Other Than By or In The Right of the Corporation. The Corporation shall indemnify to the fullest extent under Nevada law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, association or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with which action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful.

Section 2.              Expenses for Actions By or In the Right of the Corporation. The Corporation shall indemnify to the fullest extent under Nevada law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, association or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 3.              Non-Exclusivity.  The rights to indemnification and to the advancement of expenses conferred in this Article VII shall not be deemed exclusive of any other rights to which any person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or under any other bylaw, agreement, insurance policy, vote of stockholders or disinterested directors, statute or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

Section 4.              Repeal and Modification.  Any repeal or modification of this Article VII shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE VIII

ACQUISITION OF CONTROLLING INTEREST AND COMBINATION WITH INTERESTED STOCKHOLDERS

In accordance with the provisions of NRS Section 78.378, and the provisions of NRS Sections 78.378 to 78.3793, inclusive, as the same may be amended from time to time (or any successor statutes thereto), relating to acquisitions of controlling interests in the corporation, do not apply to any and all acquisitions of shares of the Corporation’s common stock.  At such time, if any, as the Corporation becomes a “resident domestic corporation”, as that term is defined in NRS Section 78.427, the Corporation shall not be subject to, or governed by, any of the provisions in NRS Sections 78.411 to 78.444, inclusive, as the same may be amended from time to time (or any successor statutes thereto).

ARTICLE IX

VOTING POWER OF DEBT HOLDERS

In accordance with the provisions of NRS Section 78.197 as the same may be amended from time to time (or any successor statutes thereto), the Board of Directors is expressly granted authority to grant the holders of a bond, debenture or other obligation of the Corporation the same voting rights as a stockholder in the Corporation.

ARTICLE X

AMENDMENTS

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Second Amended and Restated Articles of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

IN WITNESS WHEREOF, I have executed these Second Amended and Restated Articles of Incorporation as of the 27th day of August, 2012.

Patrick Avery
Chief Executive Officer